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                                                                   EXHIBIT 10.42

                    SEPARATION AND NON-COMPETITION AGREEMENT

This Separation and Non-Competition Agreement is made this 25th day of January, 2005 by and between Manhattan Associates, Inc. ("Company") and Ramesh Srinivasan ("Executive").

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual promises and covenants set forth in this Agreement, the parties agree as follows:

      1) Severance and Separation from Employment: Executive and Company have agreed that Executive will end his employment on March 31, 2005. However, on January 15, 2005, Executive's job description as well as scope and nature of Executive's employment will change. Executive will only be reasonably available upon the prior request of Company to perform services for Company consistent with Executive's prior job responsibilities. Between January 16, 2005 and March 31, 2005 Executive may work for or with other entities as long has he does not perform competitive services for such entity during such period or otherwise violate any provision of this Agreement. On March 31, 2005, Executive agrees to return to Company any and all Company property. Executive shall continue to receive his current base salary through March 31, 2005, subject to all standard deductions. Executive will likewise be accorded all other Employee Benefits he has been provided by the Company prior to this date and shall continue to be indemnified by Company in his capacity as an Officer. Executive's options (and/or restricted shares) under the Manhattan Associates Stock Option Plan shall continue to vest through March 31, 2005 as reflected on the Optionee Statement of Company attached hereto. All vested stock options (and/or restricted shares) not exercised will expire April 30, 2005 pursuant to Manhattan Associates Stock Option Plan. Executive agrees to waive any further separation payments or any other rights relating to his employment agreement. This Agreement governs the terms by which Executive has and shall receive certain payments in return for a promise not to compete with the business of the Company pursuant to paragraph 3.

      2) Release of Claims. For and in consideration of the promises, covenants, and warranties contained herein, and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, on behalf of himself, his heirs, administrators, executors, successors and assigns, Executive does hereby release, remise, acquit and forever discharge Company and each of Company's successors, assigns, subsidiaries, affiliates, and parent corporations, and each and all of Company's respective past and present officers, directors, agents, servants, employees, and attorneys, from any and all rights, demands, claims, damages, losses, costs, expenses, actions and causes of action whatsoever, including but not limited to claims for compensation, stock options, stock rights, wages, benefits, bonuses, breach of contract, intentional infliction of emotional distress, defamation, or any other torts or personal injury, or claims under any municipal, state or federal statute, regulation or ordinance, including but not limited to The Civil Rights Acts 1866, 1871, 1964 and 1991, the Age Discrimination in Employment Act of

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            1967, the Older Workers Benefit Protection Act, the Americans with
            Disabilities Act, The Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Occupational and Safety and Health Act, the Immigration Reform and Control Act of 1986, Georgia's fair employment practices laws, or claims in tort or in contract, at law or in equity known or unknown, contingent or fixed, suspected or unsuspected, arising out of or in any way related to Executive's employment or termination of employment with Company, and/or any other matter or claim occurring or existing at any time from the beginning of time through the date of the execution of this Agreement. Employee understands and agrees that by signing this Agreement, he is giving up any right which he may have under federal, state, or municipal law, and is hereby covenanting not to file complaints or lawsuits or to assert any claims against Company or any affiliates, directors or employees concerning any events relating to his employment or termination of employment with Company. Executive understands that he shall have the right to have twenty-one (21) days from the date of receipt of this Agreement to review this document, and within seven (7) days of signing this agreement to revoke this Agreement. Employer agrees and Employee understands that he does not waive any rights or claims that may arise after the date this Agreement is executed. The parties have had access to legal counsel of their choosing, and they acknowledge they fully understand the terms and conditions herein and agree to be bound and subject thereto. Executive's release hereunder does not release Company from any of its obligations under: (i) this Separation and Non-Competition Agreement, (ii) the Manhattan Associates Stock Option Plan, or (iii) the Indemnification Agreement between Company and Executive dated September 2, 2004.

      3) Non-Competition. As a condition to any payment based on termination, Executive agrees that he will not work for any of the Fourteen (14) direct competitors to Company listed in Schedule A for a period of Twelve (12) months from January 15, 2005 without written consent of Employer. Executive further agrees that he will not (without Company's prior written consent) recruit or hire, another Executive or employee of Employer for a period of Twelve (12) months from January 15, 2005 or cause or assist (without Company's prior written consent) another Executive or employee of Employer to be hired by any of the Fourteen (14) direct competitors to Company listed in Schedule A for a period of Twelve (12) months from January 15, 2005.

      4) Effect of violations by Executive. Executive agrees and understands that any action by him in violation of this Agreement shall void Employer's payment to the Executive of all severance monies and benefits provided for herein and shall require immediate repayment by the Executive to Employer.

      5) Severability. If any provision, or portion thereof, of this Agreement is held invalid or unenforceable under applicable statute or rule of law, only that provision shall be deemed omitted from this Agreement, and only to the extent to which it is held invalid and the remainder of the Agreement shall remain in full force and effect.

      6) Law and Enforcement. This Agreement shall be governed under the laws of the United States.

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      I have read this Agreement, I understand its contents, and I willingly, voluntarily, and knowingly accept and agree to the terms and conditions of this Agreement. I acknowledge and represent that I have received a copy of this Agreement on January 25, 2005.

      EXECUTIVE:

      /s/ Ramesh Srinivasan                                1/25/05
      -------------------------------------                ---------
      Ramesh Srinivasan                                    Date

      EMPLOYER:

      /s/ Peter F. Sinisgalli                              1/25/05
      -------------------------------------                ---------
      Peter F. Sinisgalli                                  Date
      President and Chief Executive Officer

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                                   SCHEDULE A

      SSA Global

      Highjump/3M

      Oracle

      MARC

      PeopleSoft

      Red Prairie

      SAP

      Yantra

      Manugistics

      i2

      Catalyst

      Provia

      Optum

      Retailex